Exhibit 10.2

AMERICAN INTERNATIONAL GROUP, INC.

2013 LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE UNITS AWARD AGREEMENT

1. Status of Award; Defined Terms. American International Group, Inc. (“AIG”) has awarded you performance share units (this “Award”) pursuant to the AIG 2013 Long Term Incentive Plan (the “Plan”). This Award Agreement (“Award Agreement”), which sets forth the terms and conditions of your Award, is made pursuant to the Plan and this Award and Award Agreement are subject to the terms of the Plan. Capitalized terms not defined in this Award Agreement have the meanings ascribed to them in the Plan.

2. Award of PSUs.

2.1 AIG hereby awards you the number of performance share units (“PSUs”) specified in Schedule A (the “Target PSUs”). Each PSU constitutes an unfunded and unsecured promise of AIG to deliver (or cause to be delivered) one Share (or, at the election of AIG, cash equal to the Fair Market Value thereof) in accordance with the Plan.

2.2 The actual number of PSUs that will be earned is subject to the Committee’s assessment of achievement based on the Performance Measures established for the Performance Period.

2.3 After the end of the Performance Period, the Committee will determine the percentage of your Target PSUs that will be earned (such earned PSUs, the “Earned PSUs”). The number of Shares covered by your Earned PSUs may range from 0% to 150% of your Target PSUs. Your Earned PSUs will be subject to vesting and will be paid in accordance with the schedule set forth in the Plan.

3. Non-Disclosure. During the term of your Employment, the Company has permitted and will continue to permit you to have access to and become acquainted with trade secret information of a confidential, proprietary or secret nature. Subject to and in addition to any confidentiality or non-disclosure requirements to which you were subject prior to the date you execute this Award Agreement, effective as of the date you execute this Award Agreement, for the remainder of your Employment and any time thereafter, you agree that (i) all confidential, proprietary, trade secret information received, obtained or possessed at any time by you concerning or relating to the business, financial, operational, marketing, economic, accounting, tax or other affairs at the Company or any client, customer, agent or supplier or prospective client, customer, agent or supplier of the Company will be treated by you in the strictest confidence and will not be disclosed or used by you in any manner other than in connection with the discharge of your job responsibilities without the prior written consent of the Company or unless required by law, and (ii) you will not remove or destroy any confidential information.

4. Non-Solicitation. Your Employment with the Company requires exposure to and use of confidential trade secret information (as set forth in Paragraph 3). Subject to and in addition to any non-solicitation requirements to which you were subject prior to the date you execute this Award Agreement, effective as of the date you execute this Award Agreement, you agree that (i) for the remainder of your Employment with the Company and any time thereafter, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity solicit, contact, call upon, communicate with or attempt to communicate with any customer or client or prospective customer or client of the Company where to do so would require the use or disclosure of trade secret information, and (ii) for the remainder of your Employment with the Company and for a period of one (1) year after Employment terminates for any reason, you will not solicit or in any manner encourage or provide assistance to any employee, consultant or agent of the Company to terminate his or her Employment or other relationship with the Company or to leave its employ or other relationship with the Company for any engagement in any capacity or any other person or entity.

5. Non-Disparagement. You agree that during and after your Employment with AIG, you will not disparage AIG or any of its subsidiaries or affiliates or any of their officers, directors or employees to any person or entity not affiliated with AIG; provided, however, that nothing herein prohibits you from giving truthful testimony as required by law.

6. Clawback/Repayment. Notwithstanding anything to the contrary contained herein, in consideration of the grant of this Award, you agree that this Award and any payments hereunder will be subject to forfeiture and/or repayment to the extent provided for in the AIG Clawback Policy, as in effect from time to time, if it is determined in accordance with the policy that a Covered Event (as defined in such policy) has occurred.

7. Entire Agreement. The Plan is incorporated herein by reference. This Award Agreement, the Plan, the personalized information in Schedule A, and such other documents as may be provided to you pursuant to this Award Agreement regarding the Performance Measures and the number of your Earned PSUs, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

8. Notices. Any notice or communication required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing (which may include an electronic writing) and addressed to the Corporate Secretary of AIG at its principal corporate offices as specified in Section 9E of the Plan or, with respect to the acceptance of an Award, as specified in Schedule A or the Compensation Plan Grant Acceptance website. Any notice required to be given or delivered to you shall be in writing (including an electronic writing) and addressed to you your company email address or your home address on file in AIG’s payroll or personnel records. All notices shall be deemed to have been given or delivered upon: personal delivery; electronic delivery or three (3) business days after deposit in the United States mail by certified or registered mail (return receipt requested) or one (1) business day after deposit with any return receipt express courier (prepaid).

9. Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

IN WITNESS WHEREOF, AMERICAN INTERNATIONAL GROUP, INC. has caused this Award Agreement to be duly executed and delivered as of the Date of Award specified in Schedule A.

AMERICAN INTERNATIONAL GROUP, INC.

By:	Jeffrey Hurd
Executive Vice President and Chief Human Resources Officer

Schedule A

AIG 2013 Long Term Incentive Plan

Recipient:	[First Name] [Last Name]

Employee ID:	[Employee ID]

Performance Period:	[Performance Period]

Target PSUs:	[Number of PSUs]

Date of Award:	[Award Date]

Receipt
Acknowledged:
	Signature			Date

Address:
Street

	City,	State	Zip Code

In order to be eligible to receive your 2013 LTIP award, you must agree to and either electronically consent or sign the Award Agreement within 90 days of the receipt of this communication. If you do not electronically consent to or sign the Award Agreement within 90 days, you may forfeit your Award. There are several ways to submit your signed Award Agreement (please include all four pages of the Award Agreement when you submit it):

1.	You may scan the Award Agreement and email it to Joyce Chan at globalcompensation@aig.com. Please put the words “2013 LTIP Award Agreement” in the subject line. OR

2.	You may fax the Award Agreement to Joyce Chan 1-877-831-4545. Please put the words “2013 LTIP Award Agreement” in the subject line. OR

3.	You may mail it to: Joyce Chan

                     AIG Global Compensation

                     180 Maiden Lane, 22nd Floor

                     New York, NY 10038